Exhibit 10.24
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
     This Amendment (this “Amendment”), dated as of April 1, 2008, amends that certain Employment Agreement made and entered into on the 23rd day of April, 2007, as amended by an amendment dated as of April 1, 2008 (the “Employment Agreement’) by and between Globecomm Systems Inc., a Delaware corporation with principal offices located at 45 Oser Avenue, Hauppauge, N.Y. 11788 (the “Company”), and William Raney (the “Executive”).
WITNESSETH:
     WHEREAS, from the Effective Date of the Employment Agreement to April 1, 2008, the Executive had been a Vice President and the General Manager of the Subsidiary and since April 1, 2008, the Executive has been Senior Vice President, Corporate Sales and Marketing of the Company (all capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement);
     WHEREAS, the Company wishes to extend the Term of the Employment Agreement and to redefine the Executive’s responsibilities; and
     WHEREAS, as a result the parties hereto desire to amend the Employment Agreement in certain respects.
     NOW, THEREFORE, the parties hereto hereby agree to amend the Employment Agreement as follows:
1. Position.
     Section 1 of the Employment Agreement is hereby deleted and replaced in full with the following:
     “Effective July 1, 2009, the Company hereby agrees to employ the Executive to serve in the role of Senior Vice President, Corporate Office of the Company. The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his position (including, but not limited to, maintaining key customer relationships, creating and pursuing new business initiatives and identifying and executing merger and acquisition opportunities for the Company), as well as other duties commensurate with his position as Senior Vice President, Corporate Office as may be assigned by the Chief Executive Officer of the Company. The Executive shall at all times during the Term, report directly to the Chief Executive Officer of the Company. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties.”

2. Term of Employment.
     Section 2 of the Employment Agreement is hereby deleted and replaced in full with the following Section 2:
     “2. Term of Employment. The term of Executive’s employment under this Agreement commenced on April 30, 2007 (the ‘Effective Date’). Subject to the provisions of Section 10 of this Agreement, the term of Executive’s employment hereunder shall be for a term ending on June 30, 2012 (the “Term”). Thereafter, subject to the provisions of Section 10 of this Agreement, the Term shall automatically renew for successive one (1) year terms, unless either party shall have given written notice to the other party, not less than ninety (90) days prior to the expiration of any such Term that the Term will not be extended.”
3. Compensation and Benefits.
     a. Salary. The Executive’s Salary pursuant to Section 3(a) of the Employment Agreement shall be fixed at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000) for the balance of the Term.
     b. Bonus. Effective July 1, 2010, Section 3(b) of the Employment Agreement shall be deleted and of no further force or effect. From and after such date, the Executive shall be entitled to receive annual bonuses at the discretion of the Company and according to performance goals to be issued by the Company to the Executive at the appropriate annual review cycle during the Term.
     c. Benefits. Section 3(c) of the Employment Agreement shall be revised to provide that the Executive will receive a car allowance, when and if provided by the Company to other senior executives of the Company in an amount and on terms consistent with his status.
     d. Stock Grant. Section 3(d) of the Employment Agreement is hereby amended to add a new clause iv, as follows:
“iv. As soon as practicable following the 2009 Annual Meeting of Stockholders, and subject to the approval by the Company’s stockholders of an increase in the authorized number of shares subject to restricted share grants, the Company shall grant to the Executive 25,000 restricted shares.”

4. Effect of this Amendment. As amended hereby, the Employment Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.
EXECUTIVE

/s/ WILLIAM RANEY

William Raney

GLOBECOMM SYSTEMS INC.

By: /s/ DAVID E. HERSHBERG
Title:	Chairman of the Board and CEO

3